COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
DREYFUS PREMIER WORLDWIDE GROWTH FUND, INC. CLASS A
SHARES AND CLASS B SHARES AND THE STANDARD & POOR'S 500
COMPOSITE STOCK PRICE INDEX

EXHIBIT A:
                                                     STANDARD
            DREYFUS PREMIER   DREYFUS PREMIER        & POOR'S
             WORLDWIDE          WORLDWIDE           500 COMPOSITE
 PERIOD       GROWTH FUND      GROWTH FUND           STOCK PRICE
           (CLASS A SHARES)  (CLASS B SHARES)          INDEX*

7/15/93          9,427             10,000               10,000
10/31/93         9,962             10,536               10,470
10/31/94         10,581            11,112               10,874
10/31/95         12,567            13,099               13,745
10/31/96         15,362            15,888               17,055
10/31/97         19,108            19,616               22,529
10/31/98         23,420            23,766               27,488


*Source: Lipper Analytical Services, Inc.